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Exhibit 3.8

MATERIAL CHANGE REPORT

PURSUANT TO

SECTION 85(1) OF THE SECURITIES ACT (BRITISH COLUMBIA) SECTION 146(1)(B) OF THE SECURITIES ACT (ALBERTA) SECTION 84(1) OF THE SECURITIES ACT (SASKATCHEWAN) SECTION 75(2) OF THE SECURITIES ACT (ONTARIO) SECTION 73 OF THE SECURITIES ACT (QUEBEC) SECTION 81(2) OF THE SECURITIES ACT (NOVA SCOTIA) SECTION 76(2) OF THE SECURITIES ACT (NEWFOUNDLAND)

1.     Name of Reporting Issuer:

  Hydrogenics Corporation
  5985 McLaughlin Road
  Mississauga, Ontario
  L5R 1B8

2.     Date of Material Change

  January 28, 2004

3.     Press Release

  The attached press release was issued by Hydrogenics Corporation ("Hydrogenics") on January 29, 2004. The press release was widely disseminated.

4.     Summary of Material Change

  On January 29, 2004, Hydrogenics announced that it priced its offering in the United States and Canada of 11,000,000 common shares at U.S.$5.75 (Cdn.$7.63) per share. Hydrogenics expects to receive net proceeds from the offering of approximately U.S.$60 million, excluding the exercise of the over-allotment option. Citigroup Global Markets Inc. is acting as sole book-running manager and National Bank Financial Inc. and TD Securities Inc. are acting as co-managers. Hydrogenics has also granted the underwriters an option to purchase up to 1,650,000 additional common shares to cover over-allotments, if any.

5.     Full Description of Material Change

  The material change is described in the attached press release which is hereby incorporated by reference herein.

6.     Reliance on Confidentiality Section of the Act

  Not applicable.

7.     Omitted Information

  Not applicable.

8.     Senior Officer

  For further information, contact:

  Jonathan Lundy
  Vice-President, General Counsel and Corporate Secretary
  Telephone: (905) 361-3670

9.     Statement of Senior Officer

  The foregoing accurately discloses the material change referred to herein.

  DATED at Toronto, Ontario this 3rd day of February, 2004.

HYDROGENICS CORPORATION
By:	/s/ JONATHAN LUNDY Jonathan Lundy Vice-President, General Counsel and Corporate Secretary

IT IS AN OFFENCE FOR A PERSON TO MAKE A STATEMENT IN A DOCUMENT REQUIRED TO BE FILED OR FURNISHED UNDER THE ACT OR THIS REGULATION THAT AT THE TIME AND IN THE LIGHT OF THE CIRCUMSTANCES UNDER WHICH IT IS MADE, IS A MISREPRESENTATION.

Canada News Wire Page 1

Attention Business And Energy Editors:

Hydrogenics Prices Offering Of 11,000,000 Common Shares

        TORONTO, Jan. 29 /CNW/ — Hydrogenics Corporation

        (Nasdaq: HYGS; TSX: HYG) announced today that it has priced its offering in the United States and Canada of 11,000,000 common shares at U.S.$5.75 (Cdn.$7.63) per share. Closing is scheduled to take place on February 3, 2004. Hydrogenics expects to receive net proceeds from the offering of approximately U.S.$60 million, excluding the exercise of the over-allotment option.

        Citigroup is acting as sole book-running manager, and National Bank Financial Inc. and TD Securities Inc. are acting as co-managers. The underwriters have been granted an option to purchase up to 1,650,000 additional common shares to cover over-allotments, if any.

        These common shares are being offered only by means of a U.S. and Canadian prospectus. Accordingly, this press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

        Copies of the U.S. final prospectus relating to the offering may be obtained when available from Citigroup Global Markets Inc., 388 Greenwich Street, 34th Floor, New York, NY 10013. Copies of the Canadian final prospectus relating to the offering may be obtained when available from National Bank Financial Inc., 130 King Street West, Suite 3200, P.O. Box 21, Toronto, Ontario M5X 1J9 or TD Securities Inc., 60 Wellington Street West, 8th Floor, Toronto, Ontario M5K 1A2.

        Hydrogenics Corporation (www.hydrogenics.com) is a leading clean power generation company, engaged in the commercialization of fuel cell technology and test stations for fuel cells. The Company is building a sustainable business, in a potentially "game changing technology" for transportation, stationary and portable power. Hydrogenics, based in Mississauga, Ontario, Canada, has operations in British Columbia, Canada, Japan, the United States and Germany.

        The Company has made some statements in this press release, which constitute "forward-looking statements." These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "will," "expects," "intends," "plans," "believes" or "potential," or the negative of these terms or other comparable terminology. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For further information: Gary Brandt, CFO of Hydrogenics Corporation,
+1-905-361-3633, grbrandt@hydrogenics.com
/Web site: http://www.hydrogenics.com

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  Exhibit 3.8
MATERIAL CHANGE REPORT PURSUANT TO